Exhibit 5.3

McGuireWoods LLP Gateway Plaza 800 East Canal Street Richmond, VA 23219-3916 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com

November 20, 2015

CONSOL Energy, Inc.

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

CONSOL Energy Inc.

8.000% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special Virginia counsel to CONSOL Energy, Inc. (the “Company”) regarding certain subsidiaries of the Company listed on Schedule I hereto (collectively, the “Virginia Guarantors” and, individually, a “Virginia Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company, the Virginia Guarantors and certain other guarantors named therein (collectively with the Virginia Guarantors, the “Subsidiary Guarantors”) on or about the date of this opinion letter with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Act”) (1) up to $500,000,000 aggregate principal amount of the Company’s 8.000% Senior Notes due 2023 (the “Exchange Notes”) and (ii) the guarantees of the Company’s obligations under the Exchange Notes by the Subsidiary Guarantors (the “Exchange Guarantees”). The Exchange Notes and the Exchange Guarantees are to be issued in exchange (“Exchange Offer”) for an equal aggregate principal amount of unregistered 8.000% Senior Notes due 2023 (the “Original Notes”) and the guarantees of the Company’s obligations under the Original Notes by the Subsidiary Guarantors (the “Original Guarantees”), issued on March 30, 2015 in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

The Original Notes and the Original Guarantees were, and the Exchange Notes and the Exchange Guarantees will be, issued under an Indenture dated as of March 30, 2015 by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”), which is filed as Exhibit 4.1 to the Registration Statement. The terms of the Exchange Notes and the Exchange Guarantees are identical in all material respects to the terms of the Original Notes and the Original Guarantees, except that when the Registration Statement becomes effective, the Exchange Notes and the Exchange Guarantees will be registered under the Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the prospectus contained in the Registration Statement (the “Prospectus”);

(c)	the Indenture;

(d)	and the Registration Rights Agreement, dated March 30, 2015 by and among the Company, the Subsidiary Guarantors and the Initial Purchasers named therein.

The documents referred to in clauses (a) through (d) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document”.

In addition we have examined and relied upon the following:

(i) a certificate from Stephen W. Johnson, Executive Vice President and Chief Legal and Corporate Affairs Officer of the Company and Authorized Signatory for each of the Virginia Guarantors (the “Guarantors’ Certificate”), certifying (A) with respect to each Virginia Guarantor that is a corporation (collectively, the “Corporate Virginia Guarantors” and individually, a “Corporate Virginia Guarantor”), as to true and correct copies of the articles of incorporation and bylaws of such Corporate Virginia Guarantor and written consents of the board of directors of such Virginia Guarantor authorizing the guarantee of the Exchange Notes, (B) with respect to each Virginia Guarantor that is a limited liability company (collectively, the “LLC Virginia Guarantors” and individually, an “LLC Virginia Guarantor”), true and correct copies of the articles of organization and operating agreement of such LLC Virginia Guarantor and the written consents of the mangers of such LLC Virginia Guarantor authorizing the guarantee of the Exchange Notes and (C) with respect to the Virginia Guarantor that is a general partnership (the “Partnership Virginia Guarantor”), true and correct copies of the partnership agreement of the Partnership Virginia Guarantor and the written consents of the partners of the Partnership Virginia Guarantor authorizing the guarantee of the Exchange Notes;

(ii) with respect to each Corporate Virginia Guarantor, a certificate dated November 17, 2015 issued by the Clerk of the Virginia State Corporation Commission of Virginia (the “SCC”), attesting to the continued existence and good standing of such Corporate Virginia Guarantor in the Commonwealth of Virginia (each, a “Good Standing Certificate”);

(iii) with respect to each LLC Virginia Guarantor, a certificate dated November 17, 2015 issued by the SCC, attesting that the certificate of organization of such LLC Virginia Guarantor was issued by the SCC and that articles of cancellation have not been filed in connection therewith (each, an “LLC Status Certificate”); and

(iv) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) the Guarantors’ Certificate and other certificates of the Company, the Virginia Guarantors or authorized representatives thereof, and (ii) certificates and assurances from public officials, all of such certificates and assurances were accurate with regard to factual matters, and specifically for the Guarantors’ Certificate, it continues to be accurate with regard to factual matters as of the date of this opinion letter.

(b) Signatures. The signatures of individuals who have signed the Subject Documents and the Guarantors’ Certificate are genuine.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Legal Capacity of Certain Parties. All individuals signing the Subject Documents have the legal capacity to execute such Subject Documents.

(e) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the Subject Documents. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Each Corporate Virginia Guarantor is a validly existing corporation in good standing under the laws of the Commonwealth of Virginia. Each LLC Virginia Guarantor is a validly existing limited liability company under the laws of the Commonwealth of Virginia. The Partnership Virginia Guarantor is a validly existing general partnership under the laws of the Commonwealth of Virginia.

2. Each Virginia Guarantor has the requisite corporate, limited liability company or general partnership power, as applicable, to execute, deliver, and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

3. Each Virginia Guarantor has taken all necessary corporate, limited liability company or general partnership, as applicable, action to authorize the execution and delivery of the Indenture and to perform its obligations as a Subsidiary Guarantor thereunder.

Matters Excluded from Our Opinions

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Virginia Guarantors, the Exchange Offer or the Exchange Guarantees.

Qualifications and Limitations Applicable to Our Opinions

Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus relating to the Exchange Notes and Exchange Guarantees. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

SCHEDULE I

Virginia Guarantors

AMVEST Coal & Rail, L.L.C.

AMVEST Coal Sales, Inc.

AMVEST Corporation

AMVEST Gas Resources, Inc.

AMVEST Mineral Services, Inc.

AMVEST Minerals Company, L.L.C.

AMVEST Oil & Gas, Inc.

Cardinal States Gathering Company

CNX Gas Company LLC

Glamorgan Coal Company, L.L.C.

Laurel Run Mining Company

Nicholas-Clay Land & Mineral, Inc.

Peters Creek Mineral Services, Inc.

TEAGLE Company, L.L.C.

Wolfpen Knob Development Company

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